UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

Item 1: On July 7, 2016, Barington issued the following press release:

FOR IMMEDIATE RELEASE
July 7, 2016

THE BARINGTON GROUP RELEASES OPINION BY INDEPENDENT MARKETING EXPERT CONFIRMING THAT SAKS FIFTH AVENUE AND LORD & TAYLOR COMPETE WITH CHICO’S FAS, INC.

Opinion Affirms View of Corporate Governance Expert that Bonnie Brooks’ Service on the Chico’s Board Would Create a Material Conflict of Interest

New York, New York, July 7, 2016 – The Barington Group, which beneficially owns approximately 1.6% of the outstanding common stock of Chico’s FAS, Inc. (NYSE: CHS) (“Chico’s” or the “Company”), released today an opinion by an independent marketing expert concluding that Hudson’s Bay Company’s Saks Fifth Avenue and Lord & Taylor department store chains compete with the Company’s three brands: Chico’s, White House Black Market and Soma.  The opinion was prepared by Dr. Kimberly A. Whitler, an Assistant Professor of Marketing at the University of Virginia’s Darden School of Business.  The opinion can be found at http://tinyurl.com/hy389fu.

Dr. Whitler identifies in her opinion a number of important areas where the Saks Fifth Avenue and Lord & Taylor brands have similar and/or overlapping segmentation and product characteristics with Chico’s three brands.  She also notes that key similarities exist across the different brands in the definition of the target customer and the channels and geography in which they compete, as they are all retailers targeting middle aged to older, more affluent women primarily located in the United States, through e-commerce, store, catalogue and direct mail channels.  Dr. Whitler states that these similarities are especially notable given that there is a dearth of apparel retailers targeting middle aged and older women.

Dr. Whitler also notes in her opinion that Chico’s has specifically identified Saks Fifth Avenue as a direct competitor in past filings with the Securities and Exchange Commission from 2000 to 2009.  For example, on page 8 of the Company’s 2009 Form 10-K filing, the Company states:

“The retailers that are believed to most directly compete with the Chico’s brand are the mid-to-high end department stores including Nordstrom’s, Bloomingdale’s, Macy’s and Saks Fifth Avenue.”

While Chico’s ended the practice of specifically listing its competitors in its Form 10-K filings after 2009, the Company’s Form 10-K filings continue to state that they “compete with local, national, and international department stores…offering similar categories of merchandise.”

Dr. Whitler’s opinion confirms the view of the Barington Group that if the Company’s nominee Bonnie R. Brooks were elected to the Chico’s Board at the 2016 Annual Meeting of Stockholders, her service as a director of Chico’s would create a material conflict of interest.  Ms. Brooks is the Vice Chairman of Hudson’s Bay Company which owns and operates the Saks Fifth Avenue and Lord & Taylor department store chains.  The Barington Group believes that it is not in the best interests of the Company or its stockholders for her to serve as a director, and has questioned the judgment of the Board for nominating Ms. Brooks given her conflicted loyalties.

Corporate Governance Expert Concurs That Ms. Brooks’
Service on the Chico’s Board Would Create a Conflict of Interest

Professor Charles Elson, the Director of the University of Delaware’s Weinberg Center for Corporate Governance, believes that it was a poor decision for the Chico’s Board to nominate Ms. Brooks and has publicly stated that “if you are involved with a company that competes it puts you in a bad position because you have conflicted loyalties.”  (TheStreet, June 2, 2016).

The Barington Group Believes that Stockholders Deserve
Better Board Representation and Undivided Loyalty

The Barington Group believes that the loyalty, dedication and independence of the Company’s directors matter to stockholders.  We are convinced that Chico’s does not just need new directors – it needs new dedicated, qualified and experienced independent directors.  We therefore strongly recommend that stockholders vote the Barington Group’s BLUE proxy card to elect our two nominees – James Mitarotonda and Janet Grove – who have the experience, independence and lack of conflicting loyalties that we believe is necessary to help unlock the Company’s long-term value potential and ensure that stockholder interests remain protected in the boardroom.

Stockholders are reminded that even if they have already returned the Company’s white proxy card, they can still vote for the Barington Group’s nominees by returning the BLUE proxy card today, as only their latest dated proxy card will count toward the election of directors at the 2016 Annual Meeting.  Stockholders are encouraged to call the Barington Group’s proxy solicitor toll free at (877) 566-1922 if they have any questions or need any assistance voting their shares.

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and other consumer-focused companies, with prior investments in Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands, Maxwell Shoe, Avon Products, Lone Star Steakhouse, Darden Restaurants and Harry Winston, among others.

 Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) on June 13, 2016 to be used to solicit proxies in connection with the election of its nominees at the 2016 Annual Meeting of Stockholders of Chico’s FAS, Inc., a Florida corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF CHICO’S FAS, INC. TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.BARINGTON.COM/CHICOS.HTML OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

CONTACT:

Jared L. Landaw
Chief Operating Officer
Barington Capital Group, L.P.
(212) 974-5713

Okapai Partners LLC
Email:    info@okapipartners.com
Tel:        (212) 297-0720
               (877) 566-1922 (toll-free)

# # #

Item 2: On July 7, 2016, Barington released the following Marketing Opinion, which was prepared by Dr. Kimberly A. Whitler, an Assistant Professor of Marketing at the University of Virginia’s Darden School of Business, and which has been posted by Barington to www.barington.com/chicos.html:

7/6/2016
P.O. Box 6550
Charlottesville, VA 22906-6550
Shipping: 100 Darden Boulevard, 22903
Darden: +1-434-924-3271 • +1-434-924-7331
Fax: +1- 434-243-7680
WhitlerK@darden.virginia.edu
www.darden.virginia.edu

Kimberly A. Whitler, Ph.D.
Assistant Professor Marketing

Barington Capital Group, L.P.
888 Seventh Avenue
New York, NY 10019

Gentlemen:

The following report is in response to your request for a marketing opinion regarding whether Chico’s FAS Inc. (FAS), through its three brands (Chico’s, White House Black Market, and Soma) competes with Saks Fifth Avenue (SFA) and/or Lord & Taylor (LT) and includes: (1) an overview of the aspects of my background most relevant to this opinion, (2) the definition of a “competitor,” (3) rationale for why I believe that FAS, through their three brands, competes with both SFA and LT, (4) conclusion, and (5) references.

1. Overview of Background

I am currently an Assistant Professor of Business at the University of Virginia’s Darden School of Business. My academic research centers on understanding marketing and marketers at the upper echelons of the firm (i.e., the intersection of marketing and management). I also serve on the Marketing Advisory Board of Harte-Hanks, a global marketing services firm.

Prior to becoming a professor, I spent nearly 20 years in executive positions within the retailing and consumer packaged goods industries, having worked both in the U.S. and Eastern Europe.  Most of my career was spent in general management and strategy roles at Procter and Gamble and Aurora Foods; more recently I served as the Chief Marketing Officer (CMO) of David’s Bridal, the country’s leading bridal apparel retailer, the CMO of Beazer Homes, a leading national homebuilder, and as an officer at PETsMART, the country’s largest pet specialty retailer.

Additionally, I am a Forbes contributor in their CMO Network (published 130 articles), write for CMO.com (“CMO Matters”) and have published in The Conference Board Directors’ Notes, CEO Magazine’s Briefing Newsletter, The Washington Post, IBM’s A Smarter Planet, HBR.org, Ad Age, the CMO Council’s print publication, PeerSphere, The Journal of Retailing, Business Horizons, The Marketing Science Institute, and the Academy of Management Journal. I have been interviewed, cited or quoted extensively across a variety of media outlets including: POTUS (XM/Sirius), Wall Street Journal, Harvard Law School Forum on Corporate Governance and Financial Regulation, Huffington Post, Yahoo, The Conference Board, Gartner, Poets and Quants, Ad Age, and Yahoo! Finance.

Lastly, I attended the U.S. Air Force Academy, received a B.A. in Psychology and Business Administration from Eureka College, an MBA from the University of Arizona, and an M.S. in Marketing and PhD from Indiana University.

2. The Definition of a Competitor

The question (i.e., are SFA and/or LT competitors of FAS’s brands) requires a definition for the word “competitor”.  From an academic standpoint, there are two key attributes that help determine if companies are competitors, including: (1) whether they are similar in form (i.e., similarity in attributes), and (2) whether they require similar resources. One method of comparing firms includes having key stakeholders develop cognitive taxonomies (i.e., essentially grouping brands into similar categories) that helps identify the similarities and differences among brands (see Porac and Thomas 1990 for a foundational article on defining “competitors”). For example, if we showed the following brands to key stakeholders (i.e., consumers, analysts, shareholders, business leaders, etc.), how might they group them—in other words, what cognitive structures exist that lead to the identification of like brands being assigned to the same category: Procter and Gamble, 7-11, Shell, and General Mills. One such grouping might be: Manufacturers (P&G, General Mills), Gas and Convenience Stores (7-11, Shell).

Another way to understand the term “competitor” is to look at the lay definition: “one selling or buying goods or services in the same market as another” (see Webster’s Dictionary).

A critical part of identifying which brands are within a competitive set is to identify the boundary of a market or category within which like brands compete. And this is a key challenge in defining who is (and isn’t) a competitor. Defining the boundary of a “market” is an imprecise process and is often challenging for firms. If a marketer defines the market too broadly or too narrowly, it can have negative consequences for firm-level strategy which can then impact firm performance. For example, if Southwest defines their market as transportation, then they need to determine how to compete with taxis, trains, metro systems, etc. which could lead to negative results as they enter markets in which they have little competency. Conversely, if Crest defines their market too narrowly, as tooth decay prevention (as they did up until the 1990s), they will fail to understand and solve key consumer problems as needs shift. In this latter case, Crest had multi-decade, market share leadership as they focused on serving a market concerned with tooth decay. However, they lost market share leadership as Colgate introduced Colgate Total—meeting the needs of a market that wanted oral health and beauty (i.e., white teeth)—a market beyond the too narrow definition Crest was designing new products against. In sum, the first challenge in defining a competitive set is to ensure that the definition is neither too broad nor too narrow.

The second, and even more critical element in defining the market is the source (i.e., key stakeholder) from which the competitive set it is determined. In the Introduction to Marketing class I taught to undergraduate students, I would distinguish between a strategic groups analysis and a customer choice analysis in determining a marketplace and ultimately, competitive set (see Strategic Group 1986). Essentially, the strategic groups method is based on how the firm defines the competitive set while the customer choice method is based on how the consumer defines the competitive set. It is important to ensure that the definition of the competitive set is not just from the point of the view of the firm, but also from the point of view of key stakeholders, including consumers.

In the context of whether SFA and LT are competitors of FAS’s brands, if one were to define any of FAS’s three brands as competing in any of the following markets, SFA and LT would be considered competitors: (1) retailing, (2) fashion apparel, (3) bricks and mortar (or online / catalogue) fashion apparel, (4) women’s fashion apparel, (5) mid-to-high end women’s fashion apparel operating in the United States. I provide evidence below, from multiple different perspectives, that supports the opinion that SFA and LT are competing with FAS’s brands.

3. Rationale

There are four evidence-based reasons why I believe that SFA/LT are competitors of FAS’s brands: (1) evidence from an assessment of segmentation and product characteristics, (2) evidence of geographical overlap and property management company categorization (i.e., customer choice), (3) evidence from FAS’s filings (i.e., strategic groups), and (4) evidence from consumers (i.e., customer choice). I elaborate on each below.

Evidence from Assessment of Segmentation and Product Characteristics

One way to determine the degree of overlap between companies (and therefore level of competition) is to evaluate the similarities/differences across segmentation and product characteristics. Because it is inefficient to target an entire marketplace, marketers divide (i.e., “segment”) broad markets into submarkets. This enables a marketer to evaluate each of the submarkets and determine which submarket(s) to focus efforts on. There are several characteristics upon which a marketer can segment a marketplace including, but not limited to: psychographics, demographics (e.g., income, gender, age, etc.), usage, needs and geography.

An additional method used to compare brands is to evaluate the degree to which their product/service offerings are similar (Porac and Thomas 1990). For example, by looking at different product attributes between the Mercedes, BMW, Acura, and Honda SUVs you can see that the Mercedes, BMW, and Acura all have some shared attributes (with Mercedes and BMW being more direct competitors), while the Honda is more differentiated.

The table below helps to provide insight on the degree to which SFA and/or LT are competitors of FAS (based on similarities in their segmentation and product characteristics). Information for the table below came from Form 10-K/Annual Reports, calls to stores, brand websites, and other SEC filings.

Segmentation and Product Characteristics Comparison

Segmentation and Product Characteristics	White House Black Market	Soma	Chico’s	SFA	LT
Target / Shoppers
Age	35+	35+	45+	45+ (CMO.com 2013)	35-55 (CBS 2010)
Gender	Women	Women	Women	Same (CMO.com 2013)	Same (CBS 2010)
Income	Moderate to High Income	Moderate to High Income	Moderate to High Income	“Fairly affluent” (CMO.com 2013)	Moderate to High Income
Psychographics	Stylish	Beautiful, Sophisticated, and Sensual	Individual expression	Stylish-sense of self (CMO.com 2013)	Affordable Chic (CBS 2010)
Geography—Operate in North America	Yes	Yes	Yes	Yes	Yes
Channels:
E-com	Yes	Yes	Yes	Yes	Yes
Stores	Yes	Yes	Yes	Yes	Yes
Direct (Mail/Phone/Catalogue/Etc.)	Yes	Yes	Yes	Yes	Yes
Number of Stores	434	260	600+	39	50
Outlets / Number	72	15	100+	77	No
Female Apparel	Yes	Yes	Yes	Yes	Yes
Assortment beyond Women	No	No	No	Yes	Yes
Female Apparel Pricing-Maximum Pricing	Roughly $275	Roughly $130	Roughly $250	Thousands	Over a thousand
Service Level	High	High	High	Same (CMO.com 2013)	Same
Loyalty Program	Yes	Yes	Yes	Yes (CMO.com 2013)	No
Personal Shoppers	Yes* (called Style Experts)	Kind of (Expert Fit Stylist)	Yes* (called Style Experts)	Yes (called Personal Stylist)	Yes (called Personal Shopping Consultants)
Green=similar/overlapping to at least one FAS brand          Red=different from all FAS brands
* Based on phone calls to stores; White House Black Market and Chico’s do not have as organized of a personal shopping system as SFA/LT; however, all three FAS brands said that customers could set up an appointment and they would assign an expert/stylist to assist the consumer with the shopping process.

While the table above does not include all possible characteristics, it identifies a number of important areas where the brands have similar and/or overlapping segmentation and product characteristics. Key similarities across the different brands exist in the definition of the target customer and the channels/geography in which they compete—they are all retailers targeting middle aged to older, more affluent women primarily in the U.S. through e-com, store, catalogue, and direct mail channels. This is especially notable since there is a dearth of apparel retailers targeting middle aged/older women, particularly when compared to the number of retailers targeting younger women (and men). Further, the table also shows areas of overlap. For example, while SFA/LT carry products in more product categories with a wider price range than Chico’s, all three overlap by selling women’s apparel in the <$250 range. The table also indicates key differences—for example, SFA/LT carry products in categories that White House Black Market, Soma, and Chico’s don’t.

Importantly, it is not necessary for brands to be identical on all characteristics to compete. In fact, it would be unusual for two brands to be identical because a primary marketing goal is to create differentiation.

Finally, data that would help provide greater insight would include: switching data, share of requirements data and online traffic patterns. Without such data, given the degree of similarity/overlap on key segmentation and product characteristics, it is reasonable to believe that the three would be classified within a competitive set—fashion apparel retailers who target middle aged+ women with middle to higher incomes and who sell via physical stores, e-com, catalogue and direct mail channels primarily within the U.S. Below is further evidence supporting this opinion.

Evidence from Geographical Overlap and Shopping Center Directories

Although there are more physical store locations for the FAS brands, there is significant overlap in terms of the geographies served by FAS and SFA/LT. For example, there is an SFA store within 1.1 mile of a Chico’s store in the Tysons Corner area (Mclean, VA). As another example, White House Black Market, Chico’s Outlet, and Saks Fifth Avenue Off 5th all have stores in the Pittsburgh PA Tanger Outlets, with two located across the street from one another.

Not only are some FAS brands and SFA/LT co-located in the same shopping centers, there is evidence that some property owners consider the brands competitors as they designate them as retailers within the same category. For example, in the Tanger Outlet online directory, Saks Fifth Avenue Off 5th, Chico’s Outlet, and White House Black Market are all located under the “Apparel” category. Additionally, both Saks Fifth Avenue Off 5th and Chico’s Outlet have stores in the Outlets at Bergen Town Center. Within the Mall Directory (see the Outlets at Bergen Town Center website), the category under which both Saks Fifth Avenue Off 5th and Chico’s Outlet are located is: “Apparel-Women’s”. Interestingly, the directory includes 18 different categories, including “department stores” and “specialty stores”. Neither Saks Fifth Avenue Off 5th nor Chico’s Outlet are listed under these categories; instead, they are both listed under the “Apparel-Women’s” categories. This is further evidence that at least some experts within the industry categorize FAS and Hudson Bay brands as competitors.

Evidence from FAS and Hudson’s Bay

In FAS’s Form 10-K filings from 2000 to 2009, FAS specifically defines SFA as a direct competitor.   For example, on page 8 of FAS’s 2009 Form 10-K, FAS states:

“The women’s retail apparel business is highly competitive and has become even more so in the past several years. The retailers that are believed to most directly compete with the Chico’s brand are the mid-to-high end department stores including Nordstrom’s, Bloomingdale’s, Macy’s and Saks Fifth Avenue, specialty stores including Gap, Talbots, J.Jill, Ann Taylor, Ann Taylor Loft, Christopher & Banks, and Coldwater Creek, direct-to-consumer retailers such as Lands’ End and L.L. Bean, as well as local or regional boutique retailers. The retailers that are believed to most directly compete with the WH|BM brand are the same mid-to-high end department stores named above ….Although management believes there is currently limited direct competition for Soma merchandise largely because of the distinctive nature of the brand’s merchandise designed with the targeted customer age 35 and over in mind, the retailers that are believed to most directly compete with Soma stores are the same mid-to-high end department stores…”

In the Form 10-K, FAS’s competitive set is broadly defined as department stores, specialty stores, direct-to-consumer retailers, and local/regional boutique retailers who are in the “mid-to-high end” space. Because the description uses “such as” and “including” when providing specific competitive brands, the list is not meant to be inclusive. While the Form 10-K definitively lists SFA as a direct competitor, it would be reasonable to also include LT in this set because it is considered a mid-to-high end apparel department store. While FAS ended the practice of specifically listing its competitors in its Form 10-K filings after 2009, Chico’s introduction of their upscale “Black Label” (Chico’s Facebook Page 2011) line in 2011 and the growth in the outlet business would only increase the degree to which FAS competes with both SFA and LT.

In Hudson’s Bay Company Annual Report (2014, p. 21), they define their competitors as including: “conventional and specialty department stores, other specialty stores…” and FAS’s annual Form 10-K filings, while no longer listing specific competitors, currently state that they “compete with local, national, and international department stores…offering similar categories of merchandise.” In combination, it is clear that SFA/LT believe that they compete with specialty stores (of which FAS is a part) and FAS believes its three brands compete with department stores (a category to which SFA/LT belong).

Further, according to a presentation which appears to be from Laurie Van Brunt, President-Soma Intimates (found through a Google search), she defines the target as women who are “35+ years of age,” who are “current department store intimates shoppers” who “like personalized boutique service,” and a “sophisticated, edited fashion assortment” (see Laurie Van Brunt). Again, this articulated definition of the target consumer is similar to that of both SFA and LT.

Evidence from Consumers

The Chico’s brand currently defines their target as “women 45 and older with a moderate to high income level,” (see FAS Annual Report, 2016: p. 1). Given this target definition, below are two example results (from a Google search) that indicate evidence of consumers (in this case bloggers) identifying SFA and/or LT to be competitors of Chico’s brand.

Google Search Term	Search Solution / Link	Link to Search Solution	Competitive Set Identified by Blogger
“Best clothing stores for women over 45”	“Women over 40: Best Places to Shop for Clothes-The Budget Fashionista”	http://www.thebudgetfashionista.com/archive/clothing-stores-women-over-40/	Includes Chico’s, SFA, and LT (and 14 others)
“Best clothing stores for women over 45”	“Fashion over 50: Where to Shop”	http://www.thebudgetbabe.com/archives/108-Fashion-Over-50-Where-to-Shop.html	Includes Chico’s and LT (and 12 others)

Further, the table below shows apparel sales (dollar share) for women by age group (Fortune 2015)—essentially representing that no one retail type owns the female 35/45+ group. Within the female, 45+ age group, only 30% of total U.S. Apparel Sales (dollar share) are coming from the “specialty store” category, with the second largest channel being “department stores” helping explain why Hudson’s Bay considers specialty stores competitors and why FAS defines department stores as competitors. The data isn’t further broken down by income level, which would help provide a more precise understanding of FAS’s/SFA’s/LT’s target. However, the article (Fortune 2015) indicates that the “older the female shopper, the more likely she is to shop at these (department) stores” indicating that FAS’s target (women 35/45+) are most likely to also shop in department stores, again supporting FAS’s contention that many department stores are competitors.

4. Conclusion

Based on the evidence cited above and my experience and expertise in marketing, it is my belief that both SFA and LT are competitors of FAS.

5. Specific References:

•	CBS News (2010): http://www.cbsnews.com/news/what-lord-taylor-must-do-to-stay-relevant/

•	Chico’s FAS, Inc. SEC Filings: http://chicosfas.com/investor-relations/sec-filings/default.aspx

•	Chico’s Facebook Page (2011): Posting of the Introduction of the Black Label Brand: https://www.facebook.com/LoveChicos/posts/242813149109801

•	CMO.com (2013): http://www.cmo.com/interviews/articles/2013/5/7/ cmo_com_interview_denise_incandela.html

•	Fortune 2015: http://fortune.com/2015/05/26/women-clothing-purchases-ann-taylor/

•	Hudson’s Bay Company Annual Report (2014): http://files.shareholder.com/downloads/AMDA-1ETYKL/0x0x829940/51D95D62-7EB0-4E83-9753-0AE3C4FF51E2/SEDARHBCAnnualReport.pdf

•	Laurie Van Brunt (estimated 2012): Soma Intimates Presentation

•	Moore, Marian, and Kimberly A. Whitler (2016), “Market Definition, Segmentation, and Targeting: Three (of Four) Steps in Developing Marketing Strategy,” UVA-M-0895.

•	Porac, Joseph F., and Howard Thomas (1990), “Taxonomic Mental Models in Competitor Definition,” Academy of Management Review, 15 (2) 224-240.

•	Strategic Groups (1986): http://www.wiggo.com/mgmt8510/Readings/Readings6/mcgee1986smj.pdf

•	Tanger Outlets Pittsburgh, PA: http://www.tangeroutlet.com/pittsburgh

•	The Outlets at Bergen Town Center Directory: http://www.bergentowncenter.com/mobile/storedetails_mob.aspx?storeid=3373

Item 3: The following materials were posted by Barington to www.barington.com/chicos.html: